STOCK PURCHASE AGREEMENT


AMONG


                                                 AMERICAN TOYS, INC.,


LABYRINTH COMMUNICATIONS TECHNOLOGY GROUP, INC.,

 AND THE

   STOCKHOLDERS OF


LABYRINTH COMMUNICATIONS TECHNOLOGY GROUP, INC.



July 10, 1996

TABLE OF CONTENTS
                                                                    Page
 1. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

 2. Terms of the Purchase  . . . . . . . . . . . . . . . . . . . . . . . 5
     (a) Basic Transaction . . . . . . . . . . . . . . . . . . . . . . . 5
     (b) Private Placement . . . . . . . . . . . . . . . . . . . . . . . 5
     (c) Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     (d) The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     (e) Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . 6
     (f) Deliveries at the Closing . . . . . . . . . . . . . . . . . . . 6
 3. Representations and Warranties Concerning the
     Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     (a) Representations and Warranties of Dr. Oliver Hilsenrath . . . . 6
     (b) Representations and Warranties of the Purchaser . . . . . . . . 7

 4. Representations and Warranties
     Concerning the Target . . . . . . . . . . . . . . . . . . . . . . . 8
     (a) Organization, Qualification, and Corporate Power  . . . . . . . 8
     (b) Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . 9
     (c) Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . 9
     (d) Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . 10
     (e) Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . 9
     (f) Events Subsequent to Formation  . . . . . . . . . . . . . . . . 10
     (g) Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . 11
     (h) Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . . 11
     (i) Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (j) Real Property . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (k) Intellectual Property . . . . . . . . . . . . . . . . . . . . . 12
     (l) Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . . 13
     (m) Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (n) Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (o) Notes and Accounts Receivable . . . . . . . . . . . . . . . . . 14
     (p) Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . 14
     (q) Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (r) Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (s) Product Warranty  . . . . . . . . . . . . . . . . . . . . . . . 14
     (t) Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (u) Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . 15
     (v) Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     (w) Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 15

 5. Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . .15
     (a) General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     (b) Operation of Business . . . . . . . . . . . . . . . . . . . . . 15
     (c) Preservation of Business. . . . . . . . . . . . . . . . . . . . 15
     (d) Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     (e) Notice of Developments  . . . . . . . . . . . . . . . . . . . . 15
     (f) Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     (g) Amendment to the Target's By-Laws . . . . . . . . . . . . . . . 16
  6. Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . .16
     (a) General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     (b) Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 16
     (c) Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . 17
     (d) Employment Agreement  . . . . . . . . . . . . . . . . . . . . . 17
     (e) Registration Right. . . . . . . . . . . . . . . . . . . . . . . 17
 7. Conditions to Obligation to Close  . . . . . . . . . . . . . . . . . 17
     (a) Conditions to Obligation of the Purchaser . . . . . . . . . . . 17
     (b) Conditions to Obligation of Dr. Oliver Hilsenrath . . . . . . . 18
 8. Survival of Representations and Warranties . . . . . . . . . . . . . 19
     9. Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     (a) Termination of Agreement. . . . . . . . . . . . . . . . . . . . 19
     (b) Effect of Termination . . . . . . . . . . . . . . . . . . . . . 20

 10. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (a) No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . 20
     (b) Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 20
     (c) Succession and Assignment . . . . . . . . . . . . . . . . . . . 20
     (d) Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (e) Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (f) Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (g) Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 21
     (h) Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . 21
     (i) Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 21
     (j) Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     (k) Construction  . . . . . . . . . . . . . . . . . . . . . . . . . 21
     (l) Incorporation of Exhibits and Schedules . . . . . . . . . . . . 21
     (m) Specific Performance  . . . . . . . . . . . . . . . . . . . . . 22
     (n) Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . 22
Exhibit A=Escrow Agreement with Gotham Bank of New York
Exhibit B=Employment Agreement of Dr. Oliver Hilsenrath
Exhibit C=Form of Amended By-Laws of the Target
Exhibit D=Form of Stockholders Agreement of Target

                                  STOCK PURCHASE AGREEMENT

     Agreement entered into as of July 10, 1996, by and among American Toys, Inc., a Delaware corporation, with its principal executive offices located at 448 West 16th Street, New York, New York
(the "Purchaser"), Labyrinth Communications Technology Group, Inc., a Delaware corporation, with its principal executive offices located at 2694 Bishop Drive, Bldg. G, Suite 213, San Ramon California 94583 (the "Target") and the stockholders of the Target, Dr. Oliver Dr. Oliver Hilsenrath, an individual residing at 32 Essex Court, Alamo California 94507 and Janvrin Holdings Limited, a Channel Islands corporation, with its offices located at Jardine House, 1 Wesley Street, St. Helier, Jersey JE4 8UD, Channel Islands.

     WHEREAS, Target as of the date hereof has 5,000,000 shares of its common stock, par value $.001 per share (the "Common Stock") authorized, of which there are 470,000 shares outstanding; and

     WHEREAS, Dr. Oliver Hilsenrath owns all of the outstanding shares of Common Stock; and

     WHEREAS, this Agreement contemplates a transaction in which the Purchaser shall purchase an aggregate of 510,000 shares of Common
Stock of the Target, 200,000 shares from the Target and 310,000 shares from Dr. Oliver Hilsenrath; and

     WHEREAS, the Target has commenced a private placement offering to raise $948,000 for 79,000 shares of Target's Common Stock; and

     WHEREAS, the purchase described by this Agreement, the investment by Nathan Low and the financing to be provided by the Private Placemet is pursuant to a plan to capitalize the Target and have it become a subsidiary of the Purchaser; and

     WHEREAS, Nathan Low has deposited $500,000 with the Company to purchase 100,000 shares of Common Stock upon the consummation of the Private Placemet and the transactions contemplated by this Agreement; and

     WHEREAS, Upon the closing of this transaction and the consummation of the Private Placement, the Purchaser shall own 51% of the outstanding shares of the Target; and

     WHEREAS, there are no other options, warrants, purchase rights, or other contracts or commitments that could require any of the Target or Dr. Oliver Hilsenrath to sell, transfer, or otherwise dispose of any capital stock of the Target, except pursuant to this Agreement and the Target's Stockholder Agreement, attached as Exhibit D hereto.

     WHEREAS, the Purchaser shall pay $2,000,000 for the 200,000 shares purchased from the Target and shall exchange 2,250,000 of its shares for 310,000 shares owned by Dr. Oliver Hilsenrath; and

     NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1. Definitions.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Closing" has the meaning set forth in section 2(h) herein.

     "Closing Date" has the meaning set forth in section 2(h) herein.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d)
Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

     "Environmental, Health, and Safety Laws" means the
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Escrow" means the escrow set up by the Escrow Agent for the Target's Shares.

     "Escrow Agent" means Gotham Bank of New York.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith,
(c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Market Value" means the average of the closing bid price for a share of Purchaser's common stock for the period of time specified, as officially reported by the principal securities exchange on which the common stock is quoted or admitted to trading or by the Nasdaq
National or SmallCap Stock Market ("Nasdaq"), or, if the Common
Stock is not listed or admitted to trading on any securities exchange or quoted by Nasdaq, the average closing bid price as listed on the OTC Bulletin Board, as determined in good faith by resolution of the Board of Directors of the Purchaser, based on the best information available to it.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec.
3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past customs and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Private Placement" the private offering of 79,000 shares of the Target's Common Stock for $948,000, the closing of which shall be simultaneously with the Closing.

     "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "Purchaser" has the meaning set forth in the preface above.

     "Purchaser's Shares" means the 2,250,000 shares of common stock of Purchaser, issuable to Dr. Oliver Hilsenrath upon the closing of the transactions pursuant to this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security" has the meaning set forth in Section 2 of the Securities
Act.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Target" has the meaning set forth in the preface above.

     "Target's Shares" means 510,000 shares or 51% of the outstanding shares of Common Stock of the Target, of which 200,000 shares are being sold by the Company and 310,000 shares are being exchanged by Dr. Oliver Hilsenrath for the Purchaser's Shares.

     "Target Stockholders" means the the founders of Target, Dr. Oliver Hilsenrath and Janvrin Holdings Limited.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  2. Terms of the Purchase.

     (a) Basic Transaction. The Purchaser shall purchase 200,000 of the Target's Shares or 20% of the outstanding shares of Common Stock of the Target for the purchase price of $2,000,000 from the Company. In addition, and simultaneously therewith the Purchaser shall exchange the Purchaser's shares for 310,000 Target's shares owned by Dr. Oliver Hilsenrath. Dr. Oliver Hilsenrath shall deliver a certificate for the 310,000 shares together with a duly executed stock power in the form of transfer.

     (b) Private Placement. The Target is presently offering 79,000 shares of its Common Stock, to three subscribers pursuant to the terms of a subscription agreement, the form of which is attached hereto as Appendix A, pursuant to the planned capitalization of the Target. Upon the receipt of subscriptions for the Private Placement, the subscription proceeds shall be held in the Escrow Account pending the Closing. The Closing is contingent on and shall occur simultaneously with the Closing of the Private Placement.

     (c) Escrow. Upon the execution of the Subscription Agreements and the delivery of subscription proceeds pursuant to the Private Placement, such proceeds shall be delivered to the Escrow Agent, to be held in Escrow pursuant to the terms and conditions of the Escrow Agreement, attached hereto as Exhibit A.
     (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lampert & Lampert, 10 East 40th Street, New York, New York 10016 on July 19,
1996 at 9:30 a.m., or such other date and time as the parties hereto can agree on (the "Closing Date"); provided, however, that in the event the Closing shall not have occurred on or before August 2, 1996, this Agreement may be terminated by either the Purchaser or Dr. Oliver Hilsenrath by written notification to the other at anytime thereafter. In the event, no such termination notification is delivered this Agreement will continue in full force and effect.

     (e) Stockholders Agreement. On the Closing Date the Purchaser, the Target's Stockholders and the subscribers in the Private Placement, shall execute a Stockholders Agreement in the form attached hereto as Exhibit
D. The agreement shall provide for the right of first refusal upon any stockholder of the Target desiring to sell any shares of the Target, in excess of 10% of the outstanding or in the aggregate more than 25% of the outstanding shares during any 12 month period. In addition, if the Company desires to seek additional financing by the issuance of additional shares than the stockholders of the Company would have the right to purchase such additional shares in proportion to their percentage ownership.

     (f) Deliveries at the Closing. The Closing of the purchase of the Target's Shares pursuant to this Agreement is contingent on the consummation and simultaneous closing of the Private Placement. At the Closing, (i) the Target shall deliver to the Purchaser (a) a certificate representing the Target's Shares, of which 200,000 shall be original issue and 310,000 as transferred from Dr. Oliver Hilsenrath as referred to in section 2(a), (b) a certified amended copy of the Company's by-laws in the form attached hereto as Exhibit C and (c) the various certificates, instruments, and documents referred to in section 7(a) below shall deliver to the Purchaser (a) 310,000 of the Target's Shares to Purchaser together with duly executed stock powers in the form of transfer, (b) Stockholders Agreement executed by himself and all the subscribers in the Private Placement and (c) an executed employment agreement in the form annexed hereto as Exhibit B; (d) the Purchaser will deliver to the Target $2,000,000.

  3. Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of the Stockholders of TargetDr. The Target's Stockholders. The Target's Stockholders as the stockholders of the Target represents and warrants to the Purchaser that the statements contained in this section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date
(as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 3(a)) with respect to himself or itself.

              (i) Authorization of Transaction. This Agreement constitutes the valid and legally binding obligation of the Target's Stockholders, enforceable against each in accordance with its terms and conditions. The Target's Stockholders do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval in order to consummate the transactions contemplated by this Agreement.

              (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target or the Target's
     Stockholders is a party or by which they or it is bound or to which any of them or its assets are subject.

              (iii) Brokers' Fees. The Target's Stockholders do not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

              (iv) Investment. The Target's Stockholders understands that the shares of Purchaser's common stock issued to them have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon exceptions from the federal and state securities laws, in accordance with transactions not involving any public offering.

              (v) Target's Shares. Prior to the consummation of this transaction and the Private Placement, the Target's Stockholders are the sole stockholders of the Target which shares have been duly authorized, validly issued, fully paid and non-assessable, free and clear of any liens and encumbrances, restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Upon the consummation of the Private Placement, the shares issued upon the acceptance of subscriptions and payment therefore, shall be validly issued, fully paid and non-assessable. Neither the Target's Stockholders or the Target are a party to any option, warrant, purchase right, or other contract or commitment that could require either to sell, transfer, or otherwise dispose of any capital stock of the Target (other than pursuant to this Agreement). Neither the Target's Stockholders or any subscriber in the Private Placement is or shall be a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target. The 310,000 Target's Shares, when exchanged for the Purchaser's Shares, will confer good title to same upon the Purchaser.

     (b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Target's Stockholders that the statements contained in this section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 3(b)).

              (i) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

              (ii) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

              (iv) Purchaser's Shares. The Purchaser's Shares, when issued and delivered to Dr. Oliver Hilsenrath, upon delivery of the Target's to the Purchaser Shares, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances and will confer good title to same upon Dr. Oliver Hilsenrath.

  4. Representations and Warranties Concerning the Target.

     The Target's Stockholders represent and warrant to the Purchaser that the statements contained in this section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 4). Nothing in the annexed schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

     (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and the Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify does not materially adversely affect the business or financial condition of the Target. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged, and to own and use the properties, including but not limited to all Intellectual Property, owned and used by it including that which is presently being developed.
Schedule 4(a) lists all of the Targets properties, inclusive of but not limited to all real and personal properties and Intellectual Property owned by Target and all which is presently being developed by Dr.
Oliver Hilsenrath and the Target. The Target has delivered to the Purchaser correct and complete coies of the charter and by-laws of the Target (as amended to date). The minute books containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Target is correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

     (b) Capitalization. The entire authorized capital stock of the Target shall consist of as of the Closing Date, 5,000,000 shares of Common
Stock, par value $.001 per share (the "Common Stock"), of which 1,000,000 shares will be issued and outstanding, assuring the closing of the Private Placement, the investment by Nathan Low and the consummation of the acquisition by Purchaser. All of the presently issued and outstanding shares have been duly authorized, and have been validly issued, fully paid, and nonassessable, and are held of record by the Target Stockholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, as listed on Schedule 4(a) located on its premises, free and clear of all Security Interests.

     (e) Subsidiaries. The Target does not have any Subsidiaries and does not own or have the right or option to acquire any Security of any Person.


     (f) Events Subsequent to Formation. Since formation without limiting the generality of the foregoing:

              (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

              (ii) the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000 or outside the Ordinary Course of Business except as listed in Schedule 4(f)(ii);

              (iii) no party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) of the Target or by which it is bound;

              (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

              (v) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

              (vi) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

              (vii) the Target has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

              (viii) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or terminated a right it has acquired;

              (ix) except as described in section 2(g), the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

              (x) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

              (xi) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

              (xii) the Target has not entered into any employment contract or collective bargaining agreement except as listed hereto as
     Schedule 4(f)(iii), written or oral, and there are no such agreements presently in effect;

              (xiii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees in the past 12 months;

              (xiv) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

              (v) the Target has not made or pledged to make any charitable or other capital contribution;

              (xvi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

              (xvii) the Target has not committed to any of the foregoing.

     (g) Undisclosed Liabilities. The Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (h) Legal Compliance. The Target and its respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (i) Tax Matters. Since the Target has been recently organized, the Target has not been required to file any Tax Returns.

     (j) Real Property. The Target does not own any real property and has not entered into any agreement to acquire any real property, except as listed in Schedule 4(a).

     (k) Intellectual Property.

              (i) The Target owns or has the right to use pursuant to license agreements, sublicense, agreements, or permission to use all Intellectual Properties necessary for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder.

              (ii) The Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, neither the Target's Stockholders nor the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Target's Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target and the Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

              (iii) Schedule 4(k)(iii) identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, identifies in detail each theory and proposed technology being developed, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Target's Stockholders have delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.
     Schedule 4(k)(iii) also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses including Intellectual Property owned by any third party which the Target licenses or sublicenses. With respect to each item of Intellectual Property required to be identified in Schedule
     4(k)(iii):



            (A) the Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                       (B) the item is not subject to any outstanding
              injunction, judgment, order, decree, ruling, or charge;

                       (C) no action, suit, proceeding, hearing, investigation,
              charge, complaint, claim, or demand is pending or to the knowledge of the Target's Stockholders is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                       (D) the Target has not ever agreed to indemmnify any
              Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

              (v) To the Knowledge of the Target's Stockholders the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continue operation of its business as presently conducted (and as presently proposed to be conducted).


     (l) Tangible Assets. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     (m) Inventory.  There is no inventory of the Target.

     (n) Contracts. Schedule 4(n) is a list of all oral and written agreements to which the Target is a party.

     The Target's Stockholders have delivered to the Purchaser a correct and complete copy of each written agreement listed in Schedule 4(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to therein. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

     (o) Notes and Accounts Receivable. There are no notes outstanding and the accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

     (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target or any Target Stockholder.

     (q) Insurance. There are no insurance policies or agreements to which the Target is a party.

     With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor any other party to any policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

     (r) Litigation. The Target (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor (ii) is it a party or to the best Knowledge of the Target's Stockholders threatened to be made a party to or has any reason to believe that there may be the commencement of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (s) Product Warranty. The Target has not manufactured or sold any products to date.

     (t) Employees. Dr. Oliver Hilsenrath is presently the sole officer and director of the Target, his employment agreement is annexed hereto as Exhibit B.

     (u) Employee Benefits. The Target does not contribute or maintain and has never contributed or maintained any Employee Benefit Plan.

     (v) Guaranties. The Target is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     (w) Disclosure. The representations and warranties contained in this section 4 do not contain any material untrue statement of a fact or omit to state any material fact necessary in order to make the statements and information contained in this section 4 not misleading.

  5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his/her or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in section 7 below).

     (b) Operation of Business. The Target's Stockholders will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Target's Stockholders will not cause or permit the Target to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire or sell any of its capital stock.

     (c) Preservation of Business. The Target's Stockholders will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (d) Full Access. the Target's Stockholders will permit and cause the Target to permit, representatives of the Purchaser to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

     (e) Notice of Developments. The Target's Stockholders will give prompt written notice to the Purchaser of any material adverse development causing a breach of any of the representations and warranties in section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in section 3 above. No disclosure by any Party pursuant to this section 5(e), however, shall be deemed an amendment or supplement to this Agreement, to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (f) Exclusivity. The Target's Stockholders will not cause or permit the Target to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Target or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Target's Stockholders will not vote his Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange, except pursuant hereto. The Target's Stockholders will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (g) Amendment to the Target's By-laws. The board of directors and sole stockholder of the Target shall have approved an amendment to the Target's By-laws in the form annexed hereto as Exhibit C, which shall provide that, no designations, rights or preferences for the issuance of any series or class of preferred stock shall be determined without the consent of all the members of the board of directors of the Target.

  6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other
Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under section 8 below). The Target's
Stockholders acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

     (b) Confidentiality. The Target's Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his/her possession. In the event that any of the Target's Stockholders are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that the Target's Stockholders will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this section 6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Target's Stockholders are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Target's Stockholders may disclose the Confidential Information to the tribunal; provided, however, that the Target's Stockholders shall use their best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (c) Covenant Not to Compete. For a period of two years from the termination of his employment agreement, he will not engage directly or indirectly in any business that the Target conducts or is in the process of forming, as of such date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this section 6(c) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (d) Employment Agreement. Dr. Oliver Hilsenrath shall enter into an employment agreement with the Purchaser, in the form as annexed hereto as Exhibit B. The agreement shall be for a term of five years at a salary of $160,000 per annum, with annual increases, stock options and covenants requiring confidentiality and not to compete. The Agreement requires that all patents filed by Dr. Oliver Hilsenrath pursuant to technology developed by himself with respect to the research and development performed by the Target, shall be filed in a timely manner and immediately upon filing assigned to the Target upon their filing.

     (e) Registration Right. Within 90 days of the Closing the Purchaser shall use its best efforts to file a registration statement with the Securities and Exchange Commission (the "SEC") with respect to the sale by Dr.
Oliver Hilsenrath of 350,000 shares of Purchaser's common stock, and Purchaser shall use its best efforts to have such registration statement declared effective by the SEC and the appropriate state securities agencies.

  7. Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in section 3(a) and section 4 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Target' Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

              (iii) the Target shall have procured all third party consents specified in section 4(l) and 4(p) above;

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Target Shares and to control the Target, or (D) affect adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) the Target's Stockholders shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in section 7(a)(i)-(iv) is satisfied in all respects;

              (vi) the Target has received paid subscriptions for 79,000 shares of Common Stock for an aggregate of $948,000, pursuant to the terms of the Private Placement, as the subscription proceeds have been deposited in the Escrow Account, which funds have cleared and are ready for disbursement.

              (vii) all actions to be taken by the Target's Stockholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser; and

              (viii) all matters referred to in section 2(f) shall have been completed.

     The Purchaser may waive any condition specified in this section 7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Target's Stockholders. The obligation of the Target's Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) no action, suit, or proceeding shall be pending [or threatened] before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction [or before any arbitrator] wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (iv) the Purchaser shall have delivered to the Target's Stockholders a certificate to the effect that each of the conditions specified above in Section 7(b) (i)-(iii) are satisfied in all respects;

              (v) all actions to be taken by the Purchaser in connection with the consummation of the transaction contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Target's Stockholders;

              (vi) all matters referred to in Section 2(f) shall have been completed.

     The Target's Stockholders may waive any condition specified in this section 7(b) if they execute a writing so stating at or prior to the Closing.

  8. Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years from the Closing Date, except that the representations of Target's Stockholders set forth in section 3(a)(v) and section 4(b) and (j), and Purchaser's representations set forth in section 3(b)(iv) shall survive subject to the applicable statutes of limitations.

  9. Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

              (i) the Purchaser and Dr. Oliver Hilsenrath may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (ii) either the Purchaser or Dr. Oliver Hilsenrath may terminate this Agreement by giving written notice to the other party at any time prior to the Closing or in the event the Purchaser or Dr. Oliver Hilsenrath has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, said party has notified the other parties of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach, the other party may terminate this Agreement;

              (iii) the Purchaser may terminate this Agreement by written
notice to the other             party, in the event subscriptions for the
aggregate amount of the Private Placement                  and the subscription
proceeds therefrom have not been received into Escrow prior to August 2, 1996.

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for the liability of any Party then in breach.

  10. Miscellaneous.

     (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Target's Stockholders; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth herein. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New
York without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Target's Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (j) Expenses. Each of the Parties, the Target will bear his/her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Target's Stockholders agree that the Target has not borne and will not bear any of The Target's Stockholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (m) Specific Performance. The Target Stockholders acknowledges and agrees that the Purchaser would be damaged irreparably in the event the Purchaser wants to consummate the transaction contemplated herein and the either the Target or the Target Stockholders do not comply with the specific terms and conditions of this Agreement. The parties agree that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in section 10(n) below) in addition to any other remedy to which they may be entitled, at law or in equity.

     (n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.
Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in section 10(f) above. Nothing in this section 10(n), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                       AMERICAN TOYS, INC.


              By:      ____________________________
                       Name:
                       Address:

                       LABYRINTH COMMUNICATIONS
TECHNOLOGY GROUP, INC.


              By:      ____________________________
                       Name:
                       Title:


              By:      ____________________________
                       Dr. Oliver Hilsenrath
                       Individual


                       JANVRIN HOLDINGS LIMITED


              By:      ____________________________
                       Name:
                       Title: